Exhibit 10.1

HEALTHSPRING, INC.
EXECUTIVE OFFICER CASH BONUS PLAN

Purpose and Administration of the Plan

This executive officer cash bonus plan (the “Bonus Plan”) has been established by HealthSpring, Inc. (the “Company”) to encourage the achieving or exceeding of annual financial and other performance targets that the Company believes will drive stockholder value and stock price appreciation. Awards paid under the Bonus Plan to Covered Officers (as defined in the HealthSpring, Inc. 2006 Equity Incentive Plan, as amended from time to time (the “2006 Plan”)) are intended to be Performance Awards made pursuant to Sections 8 and 11 of the 2006 Plan, except as otherwise expressly provided by the Compensation Committee (the “Committee”), and are governed by the terms of the 2006 Plan. In the event of any inconsistency between the terms of the Bonus Plan (with respect to such awards) and the 2006 Plan, the terms of the 2006 Plan shall govern. Subject to applicable law, all designations, determinations, interpretations, and other decisions under or with respect to the Bonus Plan or any award thereunder shall be within the sole discretion of the Committee, may be made at any time, and shall be final, conclusive, and binding upon all persons. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the 2006 Plan.

Incentive Grant and Calculation; Payment of Awards

The Committee will from time to time, as near the beginning of each calendar year as practicable, make awards to the designated officers (the “Participants”), pursuant to this Bonus Plan and Section 11 of the 2006 Plan, as set forth on attachments to minutes or resolutions adopted at a meeting or meetings of the Committee. Such awards maybe made on such additional terms as the Committee may prescribe consistent with Sections 8 and 11 of the 2006 Plan. Following the end of each fiscal year, the Committee will make all calculations and determinations with respect to payment of bonuses under the Bonus Plan in its sole discretion. Awards shall be paid within the two months and fifteen days following the end of the fiscal year, or as soon as thereafter practicable after financial results for the fiscal year are known. Awards pursuant to the Bonus Plan will be paid in cash and on such terms as the Committee may prescribe, unless the Committee determines, in its sole discretion, to award Shares under the 2006 Plan in lieu of cash. Except as the Committee may otherwise determine in its sole and absolute discretion, termination of a Participant’s employment prior to the end of the fiscal year, other than for reasons of death or Disability, will result in the forfeiture of the award by the Participant, and no payments shall be made with respect thereto. This Bonus Plan is not a “qualified” plan for federal income tax purposes, and any payments are subject to applicable tax withholding requirements. Notwithstanding the foregoing, the Committee shall retain the sole discretion to reduce (by any amount) the awards otherwise payable pursuant to the achievement of the goals set forth in this Bonus Plan.

Miscellaneous Adjustments for Unusual or Nonrecurring Events

As more fully described in Section 11.2 of the 2006 Plan, the Committee is hereby authorized to make adjustments in the terms and conditions of, and the criteria included in, awards in recognition of unusual or nonrecurring events affecting any Participant, the Company, or any Subsidiary or Affiliate, or the financial statements of the Company or of any Subsidiary or Affiliate; in the event of changes in applicable laws, regulations, or accounting principles; or in the event the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Bonus Plan. Performance Awards to Participants, including Covered Officers, may be reduced, but not increased, in the sole discretion of the Committee for any reason, including the Committee’s assessment of the individual performance of the Participant, in order to avoid undeserved compensation or unwarranted windfalls.

No Right to Employment

The grant of an award shall not be construed as giving a Participant, including a Covered Officer, the right to be retained in the employ of the Company or any Subsidiary or Affiliate.

No Trust or Fund Created

Neither the Bonus Plan nor any award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Subsidiary or Affiliate and a Participant or any other person. To the extent that any person acquires a right to receive payments from the Company or any Subsidiary or Affiliate pursuant to an award, such right shall be no greater than the right of any unsecured general creditor of the Company or any Subsidiary or Affiliate.

No Rights to Awards

No person shall have any claim to be granted any award and there is no obligation for uniformity of treatment among Participants, regardless whether Participants are similarly situated. The terms and conditions of awards, if any, need not be the same with respect to each Participant.

2